ADDENDUM TO DIRECTOR AGREEMENT

This Addendum dated June 16th, 2022, to the Addendum effective March 1st, 2022, to the Director Agreement (the "Addendum"), is made by and between Emergent Health Corp. ("Company") and Corain McGinn ("Director").

WHEREAS Company and Director entered into a Director Agreement dated August 25th, 2021 ("the Agreement") wherein Company agreed to compensate Director in exchange for Director's agreement to provide all duties as a Director of the Company.

WHEREAS Company and Director now desire to supplement the Agreement to modify the terms and conditions of the Consideration to be paid.

NOW, THEREFORE, in consideration of the promises and other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, the parties hereto agree as follows:

1. The recitals set forth hereinabove are hereby incorporated into the Addendum, the same as if fully set forth herein. This Addendum shall amend, modify, and supplement the Agreement. The terms of this Addendum shall supersede and control any provisions of the Agreement that conflict with the provisions of this Addendum. In addition, except as may be provided in this Addendum, any capitalized terms contained herein that are not specifically defined herein, shall have the same meaning provided in the Agreement.

2. The Agreement is hereby supplemented by this Addendum as follows: **2. Compensation & Expenses (a) Board Compensation**:

   3. Compensation and Expenses.

      (a) The Director shall be entitled to compensation for his services as a director in the amount of Five Million Shares of Company Common Stock subject to the restrictions imposed by Rule 144 of the Securities Act of 1933 upon execution of this Agreement and Four Thousand Dollars ($4,000) per month.

3. This document may be executed in counterparts, which taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have hereunto signed their names, on the day and year first above written.

Emergent Health Corporation ("Company")

DocuSigned by: James W Zimbler

James Zimbler, CEO

Corain McGinn ("Director")

DocuSigned by: Corain McGinn

Corain McGinn